RESOLUTION OF THE BOARD OF DIRECTORS

                                       OF

                             Sphinx Industries, Inc.
                              A Nevada Corporation


BE IT RESOLVED that:

R. D. Fritzler is hereby appointed as president of the Corporation.

R. D. Fritzler is hereby appointed as secretary of the Corporation.

R. D. Fritzler is hereby appointed as treasurer of the Corporation.

BE IT RESOLVED that, in accordance with the by-laws of the Corporation, the president shall:

         -Manage and be responsible for daily operation of the Corporation's business affairs.
         -Set all employment policies and practices.
         -Be authorized to borrow money and make loans at his discretion.
         -Be authorized to make purchases, enter into contracts, and execute any documents representing debts of any nature on behalf of the Corporation.
         -Be authorized to make any decisions, take any action, issue any directive necessary for the transaction of the Corporation's business.

BE IT RESOLVED that, in accordance with the by-laws of the Corporation, the secretary shall:

         -Manage,   be   responsible   for,  and  maintain  the  record  of  the
         Corporation's business affairs.
         -Attend all meetings of the stockholders and directors.
         -Transcribe the minutes of these meetings.
         -Organize all documents of the Corporation.

BE IT RESOLVED  that, in  accordance  with the by-laws of the  Corporation,  the
treasurer   shall:

         -Manage and be responsible for the finances of the corporation's business affairs.
         -Be responsible to pay all corporate debts.
         -Maintain accurate financial records for the Corporation.


Dated as of March 20, 1997

                           original signature on file
                           --------------------------
                                    Director